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                                                                   Exhibit 10.14
                                PROMISSORY NOTE

$ 50,000.00 Amount                                        Date: December 1, 1997
                                                       San Francisco, California

     For Value Received, Object Products, Inc., a Delaware corporation ("Obligor"), hereby promises to pay to the order of Mary Jan Roughen, a California resident ("Payee"), in lawful money of the United States, at the address of Payee set forth below, the principal sum of fifty thousand Dollars ($50,000.00). This Promissory Note (the "Note") shall be due and payable May 15, 1998 (the "Maturity Date") and shall be subject to an interest rate of ten percent (10%) per annum, compounded monthly. This Note may be prepaid at any time in whole or in part without premium or penalty. Interest may be paid at any time prior to maturity at the option of the Obligor.

     Obligor waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note. This Note is being delivered in and shall be construed in accordance with the laws of the State of California.

     If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings, or if this Note is placed in the hands of attorneys for collection after default, Obligor agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys' fees and costs incurred by Payee.

     This Note may be amended only with the written consent of the Obligor and the Payee. Any amendment effected in accordance with this paragraph shall be binding upon the Payee and the Obligor.

     Obligor and Payee agree that if any legal action is necessary to enforce or collect this Note or my other obligations for nonpayment at maturity, the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and any other relief to which that party may be entitled.

     Any notice or other communication (except payment) required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or upon deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

     If to Obligor:                 Object Products, Inc.
                                    Attention: William W. Shaw
                                    330 Townsend Street, Suite 206
                                    San Francisco, CA 94107-1630

     If to Payee:                   Mary Jan Roughen
                                    910 Victoria
                                    Arcadia, CA 91006

     Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice in conformance with this paragraph of such new address. Any payment shall be deemed made upon receipt by Payee.

     In Witness Whereof, the parties hereto have executed this Note as of the date first written above.

                                    Obligor:  /s/ William W. Shaw, III
                                              ------------------------
                                              Object Products, Inc.
                                              William W. Shaw, III
                                              President

                                      Payee:  /s/ Mary Jan Roughan
                                              --------------------
                                              Mary Jan Roughan